EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2006, relating to the financial statements and financial statement schedules of AmerInst Insurance Group, Ltd. appearing in the Annual Report on Form 10-K of AmerInst Insurance Group, Ltd. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda

June 13, 2006